Exhibit 10.9

Loan Agreement

As amended on April 26, 2007, further amended on January 4, 2009

Party A (Borrower): Xuejun Xie

Party B (Lender): Ambow Education Co., Ltd.

Ambow Online: Beijing Ambow Online Software Co., Ltd.

[According to certain Amendments to this Loan Agreement dated April 26, 2007, all of Party B’s rights and obligations under this Loan Agreement have been assigned to Ambow Online.]

Whereas, Party B intends to appoint Party A to hold 90% equity interest in Beijing Shida Ambow Education Technology Co., Ltd., and Party B will lend RMB2.7 million to Party A. Through friendly consultations, the Parties hereby agree to the following terms:

Article 1 Amount of Loan: the amount of loan hereunder is RMB2.7 million and such amount shall be used for the purposes designated by Party B. This loan does not bear any interest. Party B shall not collect any interest from Party A.

Article 2 Upon execution of this Agreement, Party A acknowledges receipt of the aforementioned loan from Party B.

Article 3 The Borrower and Ambow Online hereby mutually agree and acknowledge that, to the extent permitted by the PRC laws, Ambow Online shall determine at its sole discretion the timing and method of the repayment of the loans hereunder and notify the Borrower in writing of such arrangements 7 days in advance. The Borrower and Ambow Online further agree that the Borrower shall not early repay the loan to Ambow Online unless Ambow Online notifies the Borrower in writing that the loan hereunder has expired or as otherwise provided herein.

Article 4 Upon expiration of this Agreement, the Parties shall discuss to extend the term of the loan or agree that the 90% equity interest held by Party A in Beijing Shida Ambow Education Technology Co., Ltd. shall be transferred lawfully to Party B or a third party designated by Party B.

Article 5 The Parties acknowledge that Party A may lawfully transfer to Party B or a third party designated by Party B the 90% equity interest in Beijing Shida Ambow Education Technology Co., Ltd. Upon completion of such equity transfer, Party B shall release Party A from the obligation to repay the loan under this Agreement. Unless agreed by both Parties through consultations, Party B shall not require Party A to repay the loan in cash.

Article 6 If either Party hereto breaches this Agreement and causes any losses to the other Party, such Party shall be liable for such breach.

Article 7 Any disputes arising in connection with the interpretation or execution of this Agreement shall be resolved by the Parties through friendly consultations; if such disputes cannot be resolved within thirty (30) days of the beginning of the consultations, either Party may submit such disputes to the China International Economic and Trade Arbitration Commission in Beijing for arbitration in accordance with its then effective arbitration rules.

Article 8 Any matters not covered herein shall be negotiated separately by the Parties.

Article 9 This Agreement shall become effective upon execution of this Agreement.

Article 10 This Agreement shall be made in two originals, each party having one original with equal legal force.

Party A:	/s/ Xuejun Xie

Date:	January 31, 2005

Party B:	/s/ Jin Huang

Date:	January 31, 2005